Exhibit 23.1

To the Board of Directors and Stockholders of

Simplicity Esports and Gaming Company

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Simplicity Esports and Gaming Company (the “Company”) of our report dated August 31, 2020, relating to the financial statements and schedules which appear in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2020. We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement on Form S-8.

/s/ Prager Metis CPAs, LLC

Prager Metis CPAs, LLC

Basking Ridge, New Jersey

March 18, 2021